INVESTMENT ADVISORY AGREEMENT
 March 1, 1994


Gabelli Funds, Inc.
One Corporate Center
Rye, New York  10580-1430

Dear Sirs:

     The Gabelli Value Fund Inc., a Maryland corporation (the "Fund"), confirms its agreement with Gabelli Funds, Inc. (the "Adviser") as set forth below.

         1.       Investment Description; Appointment

                  The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objective, policies and limitations specified in its Articles of Incorporation dated July 20, 1989, as amended from time to time (the "Articles"), its By-laws, as amended from time to time, in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") filed with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended, as part of the Fund's Registration Statement on Form N-1A, as amended from time to time, and in the manner and to the extent as may from time to time be approved in the manner set forth in the Articles. Copies of the Fund's Prospectus, Statement, Articles and By-laws have been or will be submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as its investment adviser and to oversee the administration of all aspects of the Fund's business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in subparagraph 2(b) below. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below. Nothing contained herein shall be construed to restrict the Fund's right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund's shares.

         2.       Services

                  (a) Investment Advice. Subject to the overall supervision and direction of the Board of Directors of the Fund, the Adviser shall have general responsibility for the investment and management of the Fund's assets, subject to and in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus, Statement, Articles and By-Laws. In discharging its responsibility, the Adviser shall determine and monitor the investments of the Fund. In addition, the Adviser shall have full authority to implement its determinations by selecting and placing individual transactions on behalf of the Fund.

                  (b) Administration. The specific services to be provided or arranged for by the Adviser for the Fund are (i) maintaining the Fund's books and records, such as journals, ledger accounts and other records in accordance with applicable laws and regulations to the extent not maintained by the Fund's custodian, transfer agent or dividend disbursing agent; (ii) transmitting purchase and redemption orders for Fund shares to the extent not transmitted by the Fund's distributor or others who purchase and redeem shares; (iii) initiating all money transfers to the Fund's custodian and from the Fund's custodian for the payment of the Fund's expenses, investments, dividends and share redemptions; (iv) reconciling account information and balances among the Fund's custodian, transfer agent, distributor, dividend disbursing agent and the Adviser; (v) providing the Fund, upon request, with such office space and facilities, utilities and office equipment as are adequate for the Fund's needs;
(vi) preparing, but not paying for, all reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund's shares under federal and state law including periodic updating of the Fund's registration statement and Prospectus (including its Statement of Additional Information); (vii) supervising the calculation of the net asset value of the Fund's shares; and (viii) preparing notices and agendas for meetings of the Fund's shareholders and the Fund's Board of Directors as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Directors.

         3.       Brokerage

                  The Adviser shall employ securities brokers that, in its judgment, will implement the policy of the Fund to seek the best execution of its portfolio transactions at reasonable expenses. For purposes of this Agreement, "best execution" shall mean prompt, efficient and reliable execution at the most favorable price obtainable. In making this determination, the Adviser shall take into consideration a number of factors including, but not limited to, the breadth of the market in the security interest, the price of the security interest, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Under such conditions as may be specified by the Fund's Board of Directors in the interest of its shareholders and to ensure compliance with applicable law and regulations, the Adviser may (a) place orders for the purchase or sale of the Fund's portfolio securities with an affiliate of the Adviser; (b) pay commissions to brokers other than the Adviser's affiliates that are higher than might be charged by another qualified broker to obtain brokerage and/or research services considered by the Adviser to be useful or desirable in the performance of the Adviser's duties hereunder and for the investment management of other advisory accounts over which the Adviser or the Adviser's affiliates exercise investment discretion; and (c) consider sales by brokers (other than an affiliate of the Adviser) of shares of the Fund and any other mutual fund for which the Adviser or its affiliates act as investment adviser, as a factor in the Adviser's selection of brokers for Fund portfolio transactions.

         4.       Information Provided to the Fund

                  The Adviser will keep the Fund informed of developments materially affecting the Fund's portfolio and, in addition to providing the Fund with whatever statistical or other information the Fund may reasonably request with respect to its investments, the Adviser will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes its appropriate for this purpose.

         5.       Standard of Care

                  The Adviser shall exercise its best judgment in rendering the services listed in paragraph 2 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to holders of the Fund's shares ("Shareholders") to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

         6.       Compensation

                  In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser a fee at the annual rate of 1.00% of the Fund's average daily net assets. This fee shall be computed daily and shall be payable on the first business day of each month for services performed the preceding month. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and/or the Statement.

         7.       Expenses

                  The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: (a) payment of the fees payable to the Adviser under paragraph 6 hereof; (b) organization expenses;
(c) brokerage fees and commissions; (d) taxes; (e) interest charges on borrowings; (f) the costs of liability insurance or fidelity bond coverage for the Fund's officers and employees, and directors' and officers' errors and omissions insurance coverage; (g) legal, auditing and accounting fees and expenses; (h) charges of the Fund's Custodian and Transfer and Dividend Disbursing Agent; (i) the Fund's pro rata portion of dues, fees and charges of any trade association of which the Fund is a member; (j) the expenses of printing, preparing, distributing and mailing proxies, stock certificates and all reports required by the Securities and Exchange Commission and State securities administrations, including the Fund's prospectuses, statements of additional information, and notices to shareholders; (k) filing fees for the registration or qualification of the Fund and its shares under federal or state securities laws; (l) the fees and expenses involved in registering and maintaining registration of the Fund's shares with the Securities and Exchange Commission and State securities administrations; (m) the expenses of holding shareholder meetings; (n) the compensation, including fees, of any of the Fund's unaffiliated directors, officers or employees; (o) all expenses of computing the Fund's net asset value per share, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Fund's investment portfolios; (p) expenses of personnel performing shareholder servicing functions; and (q) litigation and other extraordinary or non-recurring expenses and other expenses properly payable by the Fund.

         8.       Reimbursement to the Fund

                  If in any  fiscal  year  the  aggregate  expenses  of the Fund
(including fees pursuant to this Agreement, but excluding interest, taxes, brokerage, distribution fees paid pursuant to the Fund's plan of distribution and, if permitted by state securities commissions, extraordinary expenses) exceed the most restrictive expense limitation imposed by the securities law of any state having jurisdiction over the Fund, the Adviser will reimburse the Fund for the amount of such excess up to the amount of fees accrued for such fiscal year hereunder. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

         9.       Service to Other Companies or Accounts

                  The Fund understands that the Adviser and its affiliates may act as investment adviser to fiduciary and other managed accounts and to one or more other investment companies, and the Fund has no objection to their so acting, provided that whenever the Fund and one or more other clients advised by the Adviser and its affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Adviser to be equitable to each client. The Fund recognizes that in some cases this procedure may adversely affect whether a particular security is available to the Fund, the size of the position obtainable for the Fund or the price at which that position may be obtained or disposed. In addition, the Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of any kind or nature.

         10.      Term of Agreement

                  This Agreement shall become effective on the date hereof, shall continue in effect for two years and thereafter shall continue for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Fund's Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Fund's Directors or by vote of holders of a majority of the Fund's outstanding voting securities, or upon 60 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940
Act).





         11.      Use of the Word "Gabelli"

                  It is understood and agreed that the word "Gabelli" is the Adviser's property for copyright and other purposes. The Fund further agrees that the word "Gabelli" in its name is derived from the name of Mario J. Gabelli and such name may freely be used by the Adviser for other investment companies, entities or products. The Fund further agrees that, in the event that the Adviser shall cease to act as an investment adviser to the Fund, the Fund shall promptly take all necessary and appropriate action to change its name to one that does not include the word "Gabelli"; provided, however, that the Fund may continue to use such name if the Adviser consents in writing to such use.

         12.      Governing Law

                  This   Agreement   shall  be  governed  by  and  construed  in
accordance with the laws of the State of New York giving effect to the conflict of law rules thereof.

                  If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

                                                     Very truly yours,


                                                     THE GABELLI VALUE FUND INC.


                                                     By:      BRUCE ALPERT


AGREED TO AND ACCEPTED:

GABELLI FUNDS, INC.


By:      ILLEGIBLE